THE SECURITIES REPRESENTED BY THIS WARRANT HAVE BEEN ISSUED PURSUANT TO SECTION 1145 OF THE U.S. BANKRUPTCY CODE AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") OR ANY APPLICABLE STATE SECURITIES LAWS. SUCH SECURITIES MAY NOT BE SOLD, ASSIGNED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH SECTION 1145 OF THE BANKRUPTCY CODE OR, IF APPLICABLE, THERE IS AN OPINION FROM COUNSEL TO THE COMPANY THAT SUCH SALE, ASSIGNMENT OR OTHER TRANSFER MAY BE MADE PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE STATUTES.

Date of Issuance: August 16, 2013

WARRANT TO PURCHASE

SHARES OF SERIES A-1 COMMON STOCK OF

PIKSEL, INC.

(fka KIT DIGITAL, INC.)

(Void after August 16, 2023)

This certifies that [_____________], a Delaware limited liability company, or assigns (“Holder”), for value received, is entitled to purchase from PIKSEL, INC., a Delaware corporation, formerly named KIT DIGITAL, INC. (“Company”), [_____________] ([_____________]) fully paid and nonassessable shares of Company’s Series A-1 common stock (the “Stock”), for cash, at a purchase price per share (the “Stock Purchase Price”) equal to $1.098. Holder may also exercise this Warrant on a cashless or “net issuance” basis under certain circumstances as described in Section 1(b) below, and this Warrant shall be deemed to have been exercised in full on such basis on the Expiration Date (hereinafter defined), to the extent not fully exercised prior to such date.

This Warrant is issued pursuant to the certain Third Amended Plan of Reorganization of KIT DIGITAL, INC. (the “Plan”) filed August 4, 2013 and confirmed by Order entered on August 7, 2013 in Case No. 13-11298 (REG) in the United States Bankruptcy Court for the Southern District of New York. The Company is the reorganized debtor under the Plan. Capitalized terms used herein and not otherwise defined in this Warrant shall have the meanings ascribed to them in the Plan, unless the context would otherwise require. Notwithstanding anything to the contrary in this Warrant, at such time as the Company, pursuant to its Amended and Restated Certificate of Incorporation and/or the Plan, reclassifies its shares of Series A-1 and Series A-2 Common Stock as Class A Common Stock, this Warrant shall be exercisable for shares of Class A Common Stock and the term “Stock” as used in this Warrant shall mean and refer to Class A Common Stock.

This Warrant may be exercised at any time or from time to time up to and including 5:00 p.m. (Pacific Time) on August 16, 2023 (the “Expiration Date”), upon surrender to Company at its principal office at 26 West 17th Street, 2nd Floor, New York, NY 10011 (or at such other location as Company may advise Holder in writing) of this Warrant properly endorsed with the Form of Subscription attached hereto duly completed and signed and upon payment in cash or by check of the aggregate Stock Purchase Price for the number of shares for which this Warrant is being exercised determined in accordance with the provisions hereof. The Stock Purchase Price and the number of shares purchasable hereunder are subject to further adjustment as provided in Section 4 of this Warrant

This Warrant is subject to the following terms and conditions:

1.	Exercise; Issuance of Certificates; Payment for Shares.

(a)          Unless an election is made pursuant to clause (b) of this Section 1, this Warrant shall be exercisable at the option of Holder, at any time or from time to time, on or before the Expiration Date for all or any portion of the shares of Stock (but not for a fraction of a share) which may be purchased hereunder for the Stock Purchase Price multiplied by the number of shares to be purchased. Company agrees that the shares of Stock purchased under this Warrant shall be and are deemed to be issued to Holder as the record owner of such shares as of the close of business on the date on which the Form of Subscription attached hereto shall have been delivered and payment made for such shares. Subject to the provisions of Section 2, certificates for the shares of Stock so purchased, together with any other securities or property to which Holder is entitled upon such exercise, shall be delivered to Holder by Company, at Company’s expense, within a reasonable time after the rights represented by this Warrant have been so exercised. Except as provided in clause (b) of this Section 1, in case of a purchase of less than all the shares which may be purchased under this Warrant, Company shall cancel this Warrant and execute and deliver a new warrant or warrants of like tenor for the balance of the shares purchasable under this Warrant surrendered upon such purchase to Holder within a reasonable time. Each stock certificate so delivered shall be in such denominations of Stock as may be requested by Holder and shall be registered in the name of Holder or such other name as shall be designated by Holder, subject to the limitations contained in Section 2.

(b)          If a registration statement to register the resale by Holder of the shares of Stock underlying this Warrant is not on file with and has not been declared effective by the United States Securities and Exchange Commission (the “SEC”), Holder, in lieu of exercising this Warrant by the cash payment of the Stock Purchase Price pursuant to clause (a) of this Section 1, may elect, at any time that an effective registration statement is not in effect, to surrender this Warrant and receive that number of shares of Stock computed using the following formula:

Where:	X	=	the number of shares of Stock to be issued to Holder.

	Y	=	the number of shares of Stock that Holder would otherwise have been entitled to purchase hereunder pursuant to Section 1(a) (or such lesser number of shares as Holder may designate in the case of a partial exercise of this Warrant).

	A	=	the Per Share Price (as defined in Section 1(c) below) of one (1) share of Stock at the time the net issuance election under this Section 1(b) is made.

	B	=	the Stock Purchase Price then in effect.

Election to exercise under this Section 1(b) may be made by delivering a signed form of subscription to Company via facsimile, to be followed by delivery of this Warrant. Notwithstanding anything to the contrary contained in this Warrant, if as of the close of business on the last business day preceding the Expiration Date this Warrant remains unexercised as to all or a portion of the shares of Stock purchasable hereunder, then effective as 9:00 a.m. (Pacific Standard Time) on the Expiration Date, Holder shall be deemed, automatically and without need for notice to the Company, to have elected to exercise this Warrant in full pursuant to the provisions of this Section 1(b), and upon surrender of this Warrant shall be entitled to receive that number of shares of Stock computed using the above formula, provided that the application of such formula as of the Expiration Date yields a positive number for “X”.

(c)          For purposes of Section 1(b), “Per Share Price” means:

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(i)          If Company’s common stock is traded on a securities exchange or actively traded over-the-counter:

(1)         If Company’s common stock is traded on a securities exchange, the Per Share Price shall be deemed to be the closing price of Company’s common stock as quoted on any exchange, as published on Yahoo! Finance (or a successor thereto or equivalent publisher) for the trading day immediately prior to the date of Holder’s election hereunder.

(2)         If Company’s common stock is actively traded over-the-counter, the Per Share Price shall be deemed to be the closing bid or sales price, whichever is applicable, of Company’s common stock for the trading day immediately prior to the date of the Holder’s election hereunder.

(ii)         If (i) is not applicable, the Per Share Price shall be determined in good faith by the Board of Directors of Company based on relevant facts and circumstances at the time of the net exercise under Section 1(b), including in the case of a Change of Control (as defined in Section 4.3(a) hereof), the consideration receivable by the holders of the Stock in such Change of Control and the liquidation preference (including any declared but unpaid dividends), if any, then applicable to the Stock.

2.	Limitation on Transfer.

(a)          This Warrant and the Stock shall not be transferable except upon the conditions specified in this Section 2, which conditions are intended to ensure compliance with the provisions of the Securities Act. Each holder of this Warrant or the Stock issuable hereunder will cause any proposed transferee of the Warrant or Stock to agree to take and hold such securities subject to the provisions and upon the conditions specified in this Section 2.

(b)          Each certificate representing (i) this Warrant, (ii) the Stock and (iii) any other securities issued in respect of the Stock upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event, shall (unless otherwise permitted by the provisions of this Section 2 or unless such securities have been registered under the Securities Act or sold under Rule 144) be stamped or otherwise imprinted with a legend substantially in the following form (in addition to any legend required under applicable state securities laws):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ISSUED PURSUANT TO SECTION 1145 OF THE U.S. BANKRUPTCY CODE AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") OR ANY APPLICABLE STATE SECURITIES LAWS. SUCH SECURITIES MAY NOT BE SOLD, ASSIGNED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH SECTION 1145 OF THE BANKRUPTCY CODE OR, IF APPLICABLE, THERE IS AN OPINION FROM COUNSEL TO THE COMPANY THAT SUCH SALE, ASSIGNMENT OR OTHER TRANSFER MAY BE MADE PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE STATUTES.

(c)          Holder and each person to whom this Warrant is subsequently transferred represents and warrants to Company (by acceptance of such transfer) that it will not transfer this Warrant or securities issuable upon exercise hereof, except pursuant to (i) an effective registration statement under the Securities Act, (ii) Rule 144 under the Securities Act (or any other rule under the Securities Act relating to the disposition of securities), or (iii) an opinion of counsel, reasonably satisfactory to counsel for Company, that an exemption from such registration is available.

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3.          Shares to be Fully Paid; Reservation of Shares. Company covenants and agrees that all shares of Stock which may be issued upon the exercise of the rights represented by this Warrant will, upon issuance, be duly authorized, validly issued, fully paid and nonassessable and free from all preemptive rights of any stockholder and free of all taxes, liens and charges with respect to the issue thereof. Company further covenants and agrees that during the period within which the rights represented by this Warrant may be exercised, Company will at all times have authorized and reserved, for the purpose of issue or transfer upon exercise of the subscription rights evidenced by this Warrant, a sufficient number of shares of authorized but unissued Stock, or other securities and property, when and as required to provide for the exercise of the rights represented by this Warrant. Company will take all such action as may be necessary to assure that such shares of Stock may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of any domestic securities exchange upon which the Stock may be listed. Company will not take any action which would result in any adjustment of the Stock Purchase Price (as described in Section 4 hereof) (i) if the total number of shares of Stock issuable after such action upon exercise of all outstanding warrants, together with all shares of Stock then outstanding and all shares of Stock then issuable upon exercise of all options and upon the conversion of all convertible securities then outstanding, would exceed the total number of shares of Stock then authorized by Company’s Certificate of Incorporation, or (ii) if the par value per share of the Stock would exceed the Stock Purchase Price.

4.          Adjustment of Stock Purchase Price and Number of Shares. The Stock Purchase Price and the number of shares purchasable upon the exercise of this Warrant shall be subject to adjustment from time to time upon the occurrence of certain events described in this Section 4. Upon each adjustment of the Stock Purchase Price, Holder shall thereafter be entitled to purchase, at the Stock Purchase Price resulting from such adjustment, the number of shares obtained by multiplying the Stock Purchase Price in effect immediately prior to such adjustment by the number of shares purchasable pursuant hereto immediately prior to such adjustment, and dividing the product thereof by the Stock Purchase Price resulting from such adjustment.

4.1           Subdivision or Combination of Stock. In case Company shall at any time subdivide its outstanding shares of Stock into a greater number of shares, the Stock Purchase Price in effect immediately prior to such subdivision shall be proportionately reduced, and conversely, (i) in case the outstanding shares of Stock of Company shall be combined into a smaller number of shares or (ii) the number of outstanding Shares shall be reduced due to Company repurchasing outstanding Shares, the Stock Purchase Price in effect immediately prior to such combination shall be proportionately increased.

4.2           Dividends in Stock or Property, Reclassification. If at any time or from time to time the holders of Stock (or any shares of stock or other securities at the time receivable upon the exercise of this Warrant) shall have received or become entitled to receive, without payment therefor,

(a)          Stock, or any shares of stock or other securities whether or not such securities are at any time directly or indirectly convertible into or exchangeable for Stock, or any rights or options to subscribe for, purchase or otherwise acquire any of the foregoing by way of dividend or other distribution,

(b)          any cash paid or payable otherwise than as a cash dividend, or

(c)          Stock or other or additional stock or other securities or property (including cash) by way of spin off, split-up, reclassification, combination of shares or similar corporate rearrangement, (other than shares of Stock issued as a stock split, adjustments in respect of which shall be covered by the terms of Section 4.1 above), then and in each such case, Holder hereof shall, upon the exercise of this Warrant, be entitled to receive, in addition to the number of shares of Stock receivable thereupon, and without payment of any additional consideration therefor, the amount of stock and other securities and property (including cash in the cases referred to in clauses (b) and (c) above) which such Holder would hold on the date of such exercise had it been the holder of record of such Stock as of the date on which holders of Stock received or became entitled to receive such shares and/or all other additional stock and other securities and property.

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4.3           Change of Control.

(a)          In the event of a Change of Control (as hereinafter defined), this Warrant shall be exercised by Holder pursuant to Section 1(a) or 1(b) immediately prior to the closing thereof (and if Holder fails to so exercise by such time then this Warrant shall be automatically exercised in accordance with Section 1(b) hereof immediately prior to the closing of such transaction). “Change of Control” shall mean any sale or other disposition of all or substantially all of the assets of Company, or any reorganization, privatization, consolidation, or merger of Company where the holders of Company’s securities before the transaction beneficially own less than 50% of the outstanding voting securities of the surviving entity after the transaction.

(b)          [Intentionally Omitted].

4.4           Issuance of Litigation Warrant Shares. Solely to the extent an adjustment would not or does not occur under Section 4.2 hereof, in accordance with the anti-dilution provisions of Section 5.09 of the Plan, simultaneous with the issuance of any Series A-2 Common Stock pursuant to the exercise of Litigation Warrants, the number of shares of Stock exercisable under this Warrant shall be increased by an amount that will enable Holder to acquire upon full exercise of this Warrant immediately after such issuance of Series A-2 Common Stock the same percentage of Common Stock of Company (on a fully diluted basis) as Holder had the right to purchase under this Warrant immediately prior to the issuance of such shares of Series A-2 Common Stock.

4.5           Notice of Adjustment. Upon any adjustment of the Stock Purchase Price, and/or any increase or decrease in the number of shares purchasable upon the exercise of this Warrant Company shall give written notice thereof, by first class mail, postage prepaid, addressed to the registered holder of this Warrant at the address of such holder as shown on the books of Company. The notice, which may be substantially in the form of Exhibit “A” attached hereto, shall be signed by Company’s chief financial officer and shall state the Stock Purchase Price resulting from such adjustment and the increase or decrease, if any, in the number of shares purchasable at such price upon the exercise of this Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

4.6           Other Notices. If at any time:

(a)          Company shall declare any cash dividend upon its Stock;

(b)          Company shall declare any dividend upon its Stock payable in stock or make any special dividend or other distribution to the holders of its Stock;

(c)          Company shall offer for subscription pro rata to the holders of its Stock any additional shares of stock of any class or other rights;

(d)          there shall be any capital reorganization or reclassification of the capital stock of Company, or consolidation or merger of Company with, or sale of all or substantially all of its assets to, another entity;

(e)          there shall be a voluntary or involuntary dissolution, liquidation or winding-up of Company; or

(f)          Company shall take or propose to take any other action, notice of which is actually provided to holders of the Stock;

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then, in any one or more of said cases, Company shall give, by first class mail, postage prepaid, addressed to Holder of this Warrant at the address of such Holder as shown on the books of Company, (i) at least 20 days’ prior written notice of the date on which the books of Company shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up, or other action and (ii) in the case of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up, or other action, at least 20 days’ written notice of the date when the same shall take place. Any notice given in accordance with the foregoing clause (i) shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of Stock shall be entitled thereto. Any notice given in accordance with the foregoing clause (ii) shall also specify the date on which the holders of Stock shall be entitled to exchange their Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up, or other action as the case may be.

4.7           Certain Events. If any change in the outstanding Stock of Company or any other event occurs as to which the other provisions of this Section 4 are not strictly applicable or if strictly applicable would not fairly effect the adjustments to this Warrant in accordance with the essential intent and principles of such provisions, then the Board of Directors of Company shall make in good faith an adjustment in the number and class of shares issuable under this Warrant, the Stock Purchase Price and/or the application of such provisions, in accordance with such essential intent and principles, so as to protect such purchase rights as aforesaid. The adjustment shall be such as will give Holder of this Warrant upon exercise for the same aggregate Stock Purchase Price the total number, class and kind of shares as Holder would have owned had this Warrant been exercised prior to the event and had Holder continued to hold such shares until after the event requiring adjustment.

5.          Issue Tax. The issuance of certificates for shares of Stock upon the exercise of this Warrant shall be made without charge to Holder of this Warrant for any issue tax in respect thereof; provided, however, that Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the then Holder of this Warrant being exercised.

6.          Closing of Books. Company will at no time close its transfer books against the transfer of this Warrant or of any shares of Stock issued or issuable upon the exercise of this Warrant in any manner which interferes with the timely exercise of this Warrant.

7.          No Voting or Dividend Rights; Limitation of Liability. Nothing contained in this Warrant shall be construed as conferring upon Holder hereof the right to vote or to consent as a stockholder in respect of meetings of stockholders for the election of directors of Company or any other matters or any rights whatsoever as a stockholder of Company. No dividends or interest shall be payable or accrued in respect of this Warrant or the interest represented hereby or the shares purchasable hereunder until, and only to the extent that, this Warrant shall have been exercised. No provisions hereof, in the absence of affirmative action by Holder to purchase shares of Stock, and no mere enumeration herein of the rights or privileges of Holder hereof, shall give rise to any liability of such Holder for the Stock Purchase Price or as a stockholder of Company, whether such liability is asserted by Company or by its creditors.

8.          [Intentionally Omitted.]

9.          Registration Rights. Company agrees to make Holder a party, with respect to the shares of Stock issuable upon exercise of this Warrant, to the next registration rights agreement that Company enters into with any of its security holders after the date of this Warrant so that Holder will be entitled to the same registration rights on the same terms that Company provides to such security holders. Company shall take such action as may be reasonably necessary to assure that the granting of such registration rights to Holder does not violate the provisions of any of Company’s charter documents or the rights of prior grantees of registration rights.

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10.         Rights and Obligations Survive Exercise of Warrant. The rights and obligations of Company, of Holder of this Warrant and of the holder of shares of Stock issued upon exercise of this Warrant, contained in Sections 6 and 9 shall survive the exercise of this Warrant.

11.         Modification and Waiver. This Warrant and any provision hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of the same is sought.

12.         Notices. Any notice, request or other document required or permitted to be given or delivered to Holder or Company shall be deemed to have been given (i) upon receipt if delivered personally or by courier (ii) upon confirmation of receipt if by facsimile or (iii) three business days after deposit in the US mail, with postage prepaid and certified or registered, to each such Holder at its address as shown on the books of Company or to Company at the address indicated therefor in the first paragraph of this Warrant.

13.         Binding Effect on Successors. All of the obligations of Company relating to the Stock issuable upon the exercise of this Warrant shall survive the exercise and termination of this Warrant. All of the covenants and agreements of Company shall inure to the benefit of the permitted successors and assigns of Holder hereof.

14.         Descriptive Headings and Governing Law. The descriptive headings of the several sections and paragraphs of this Warrant are inserted for convenience only and do not constitute a part of this Warrant. This Warrant shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of California.

15.         Lost Warrants or Stock Certificates. Company represents and warrants to Holder hereof that upon receipt of evidence reasonably satisfactory to Company of the loss, theft, destruction, or mutilation of any Warrant or stock certificate and, in the case of any such loss, theft or destruction, upon receipt of an indemnity reasonably satisfactory to Company, or in the case of any such mutilation upon surrender and cancellation of such Warrant or stock certificate, Company at its expense will make and deliver a new Warrant or stock certificate, of like tenor, in lieu of the lost, stolen, destroyed or mutilated Warrant or stock certificate.

16.         Fractional Shares. No fractional shares shall be issued upon exercise of this Warrant. Company shall, in lieu of issuing any fractional share, pay the holder entitled to such fraction a sum in cash equal to such fraction multiplied by the then effective Stock Purchase Price.

17.         [Intentionally Omitted]

18.         Additional Representations and Covenants of Company. Company hereby represents, warrants and agrees as follows:

18.1         Corporate Power. Company has all requisite corporate power and corporate authority to issue this Warrant and to carry out and perform its obligations hereunder.

18.2         Authorization. All corporate action on the part of Company, its directors and stockholders necessary for the authorization, execution, delivery and performance by Company of this Warrant has been taken. This Warrant is a valid and binding obligation of Company, enforceable against Company in accordance with its terms.

18.3         Offering. Pursuant to the Plan and Section 1145 of the federal Bankruptcy Code, the offer, issuance and sale of this Warrant by Company to Holder is, and the issuance of Stock to Holder upon exercise of this Warrant will be, exempt from the registration requirements of the Securities Act, and are exempt from the qualification requirements of any applicable state securities laws.

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18.4         Stock Issuance. Upon exercise of this Warrant, Company will use its commercially reasonable efforts to cause stock certificates representing the shares of Stock purchased pursuant to the exercise to be issued in the names of Holder, its permitted nominees or assignees, as appropriate at the time of such exercise.

18.5         Certificates and Bylaws. Company has provided Holder with true and complete copies of Company’s Amended and Restated Certificate of Incorporation, Amended and Restated Bylaws, and each Certificate of Designation or other charter document setting, forth any rights, preferences and privileges of Company’s capital stock, each as amended and in effect on the date of issuance of this Warrant.

18.6         Financial and Other Reports. From time to time up to the earlier of the Expiration Date or the complete exercise of this Warrant, Company shall furnish to Holder (i) upon delivery to Company’s Board of Directors, as of the close of each fiscal year of Company, an audited balance sheet and statement of changes in financial position at and as of the end of such fiscal year, together with an audited statement of income for such fiscal year; and (ii) within 45 days after the close of each fiscal quarter of Company, an unaudited balance sheet and statement of cash flows at and as of the end of such quarter, together with an unaudited statement of income for such quarter and a capitalization table. In addition, Company agrees to provide Holder at any time and from time to time, and at Holder’s cost and expense, with such information as Holder may reasonably request for purposes of Holder’s compliance with regulatory, accounting and reporting requirements applicable to Holder. Notwithstanding the foregoing, Company shall not be required to furnish to Holder the financial information described in this Section 18.6 in the event such financial information has been previously filed with the SEC via EDGAR.

[remainder of this page intentionally left blank; signature page follows]

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[Signature page to Warrant]

IN WITNESS WHEREOF, Company has caused this Warrant to be duly executed by its officer, thereunto duly authorized as of the date of issuance set forth on the first page hereof.

PIKSEL, INC.

By:

Name:

Title:

FORM OF SUBSCRIPTION

(To be signed only upon exercise of Warrant)

To: _____________________________

☐	The undersigned, the holder of the within Warrant, hereby irrevocably elects to exercise the purchase right represented by such Warrant for, and to purchase thereunder, (1) See Below ________________ (_____) shares (the “Shares”) of Stock of __________ and herewith makes payment of _____________ Dollars ($________) therefor, and requests that the certificates for such shares be issued in the name of, and delivered to, _________, whose address is ___________.

☐	The undersigned hereby elects to convert ______ percent (__%) of the value of the Warrant pursuant to the provisions of Section 1(b) of the Warrant.

The undersigned acknowledges that it has reviewed the representations and warranties contained in Section 17 of this Warrant and by its signature below hereby makes such representations and warranties to Company.

Dated

Holder:

By:

Its:

(Address)

(1)	Insert here the number of shares called for on the face of the Warrant (or, in the case of a partial exercise, the portion thereof as to which the Warrant is being exercised), in either case without making any adjustment for additional Stock or any other stock or other securities or property or cash which, pursuant to the adjustment provisions of the Warrant, may be issuable upon exercise.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned, the holder of the within Warrant, hereby sells, assigns and transfers all of the rights of the undersigned under the within Warrant, with respect to the number of shares of Stock covered thereby set forth herein below, unto:

Name of Assignee	Address	No. of Shares

Dated

Holder:

By:

Its:

EXHIBIT “A”

[On letterhead of Company]

Reference is hereby made to that certain Warrant dated August 16, 2013, issued by PIKSEL, INC., a Delaware corporation (the “Company”), to [_____________], a Delaware limited liability company (the “Holder”).

[IF APPLICABLE] Notice is hereby given pursuant to Section 4.5 of the Warrant that the following adjustment(s) have been made to the Warrant: [describe adjustments, setting forth details regarding method of calculation and facts upon which calculation is based].

This certifies that Holder is entitled to purchase from Company __________________________ (____________) fully paid and nonassessable shares of Company's _________ Stock at a price of _________________________ Dollars ($__________) per share (the “Stock Purchase Price”). The Stock Purchase Price and the number of shares purchasable under the Warrant remain subject to adjustment as provided in Section 4 of the Warrant.

Executed this ___ day of ________________, 20_____.

PIKSEL, INC.

By:

Name:

Title: